WHEREVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
Exhibit 10.1
                                LICENSE AGREEMENT

This is an Agreement dated as of the 24th day of July, 2000 by and between Repligen Corporation, a Delaware corporation having its principal office at 117 Fourth Avenue, Needham, MA 02194 (hereinafter "Repligen"), and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan having an office at 475 East Jefferson Street, Ann Arbor, Michigan 48109-1248 (hereinafter "UM").

WHEREAS, UM possesses certain intellectual property pertaining to immune regulation mediated by B7, CD28, and CTLA-4; and

WHEREAS, UM and Repligen have previously entered an agreement, dated May 28, 1992, pursuant to which Repligen was granted exclusive rights to said intellectual property, and

WHEREAS, Repligen transferred said intellectual property rights to Genetics Institute (hereinafter "GI") and GI subsequently returned to Repligen, from said intellectual property rights, certain sole and exclusive rights pertaining to uses and compositions of CTLA-4, and

WHEREAS, UM wishes to acknowledge the specific and non-overlapping fields in which rights to said intellectual property have been granted solely and exclusively to each of Repligen and GI, and

WHEREAS, UM and Repligen further wish to ratify and amend the terms for the exclusive license by UM to Repligen of the aforesaid CTLA4 rights;

NOW, THEREFORE, UM and Repligen agree as follows:

I.       Definitions

1.1 "Parties" in singular or plural usage as required by the context, means Repligen and/or UM.

1.2 "Licensed Field" means the Repligen Field as defined in the agreement made by and between the Parties and GI on November 17, 1999 a copy of which is attached hereto as Exhibit A. The

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1.3      Parties acknowledge and agree that GI has an exclusive and non-overlapping license to the UM Patents outside of the Licensed
         Field.

1.4 "Licensed Patents" means any of the following to the extent that UM has, or at any time acquires, the right to grant licenses thereto:


         1.3.1 any patent or patent application which claims priority from any of the following patent applications (a) USSN 07/275,433, filed 11/23/88; (b) USSN 07/864,805, filed 4/7/92; (c) USSN
                  07/864,866, filed 4/7/92; (d) USSN 07/864,807, filed 4/7/92;
                  including all foreign equivalent patent applications and Patent Cooperation Treaty filings, and all patents issuing therefrom in which UM has a property interest or under which UM acquires licensing rights and any divisions or continuations of the patents or patent applications set forth above, including any reissue, reexamination or extension of the above-described patents, any extended or restored term, and any confirmation patent, registration patent, or patent of addition,

         1.3.2 the following rights, all to the extent covering inventions to which inventive contributions were made as of May 28, 1992 (solely or jointly) by former UM faculty member Craig B. Thompson in the scope of his duties for UM and the Howard Hughes Medical Institute: U.S. Patent No. 5,434,131 (the "'131 Patent") and/or U.S. Patent No. 5,521,288 (the "'288 Patent") and (a) any patent applications or patents issuing therefrom claiming or entitled to priority from an application from which the '131 Patent or '288 patent issued; (b) any patent application or patent issuing therefrom claiming or entitled to priority from any application from which the '131 Patent or '288 Patent claims or is entitled to priority; (c) all foreign equivalent patent applications of (a) or (b) above including Patent Cooperation Treaty filings, and all patents issuing therefrom; (d) any divisions or continuations (a), (b), or (c) above, including any reissue, reexamination, or extension of the above described patents, any extended or restored term, and any confirmation patent, registration patent, or patent of addition.

1.5 "Valid Claim(s)" means any claim (s) pending in a patent application or in an unexpired patent included within the Licensed Patents which has not been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted

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         to be invalid or unenforceable through reissue or disclaimer. If in any country there should be two or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the conflicting decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.

1.6 "Licensed Product" means any product in the Licensed Field whose manufacture, use or sale in any country would, but for either ownership of or a license under the Licensed Patents, comprise an infringement, including contributory infringement, of one or more Valid Claims in such country.

1.7 "Combination Product" means any Licensed Product sold in combination with a second discrete product containing one or more active ingredients which are not Licensed Products.

1.8 "Sublicensee" means any person or entity (other than an Affiliate) sublicensed by Repligen (or Affiliates, where authorized by Repligen) to practice one or more Licensed Patent.

1.8 "Net Sales" means the sum of all amounts received and all other consideration received (when in a form other than cash or its equivalent, the fair market value thereof when received) by Repligen, its Affiliates or Sublicensees, as the case may be, from persons or entities who are not Affiliates or Sublicensees by reason of the sale, distribution or use of Licensed Products, including Combination Products, less the following deductions and offsets but in the case of the deductions and offsets described in clauses (a) - (d) below only to the extent the monies represented by such deductions and offsets have actually been included in the sum referred to above

                  (a)      trade quantity discounts actually allowed and taken;

                  (b)      returns, rebates and allowances when actually taken;

                  (c) retroactive price reductions, if any, when actually credited;

                  (d) uncollected invoices for Licensed Products, to the extent written off as uncollectible on Repligen's Affiliates' or Sublicensees' books, as the case may be;


                       *CONFIDENTIAL TREATMENT REQUESTED
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                  (e)      with regard to sales in the United States, four
                           percent (4%) of the amount invoiced and paid to cover cash discounts, sales or excise taxes, transportation and insurance charges; and with regard to sales outside the United States six percent (6%) to include the above and additional special packaging, duties, and other governmental charges

1.9      "Territory" means all countries of the world.

1.10 "Affiliate (s)" means any individual, corporation, partnership, proprietorship or other entity controlled by, controlling or under common control with Repligen through equity ownership, ability to elect directors, or by virtue of a majority of overlapping directors and shall include any individual, corporation, partnership, proprietorship or other entity directly or indirectly owning, owned by or under common ownership with the party in question to the extent of fifty percent (50%) or more of the equity or voting shares, including shares owned beneficially by such party.

1.11 "Royalty Quarters" means the three (3) months ending on the last day of March, June, September, and December of each year.

1.12 "Effective Date" means the date upon which this Agreement has been entered into as mentioned in its introductory paragraph.

II.      License Grant

2.1 Subject to the terms and conditions of this Agreement, UM grants to Repligen an exclusive license of UM's interest under the Licensed Patents for the purpose of making, having made, manufacturing, importing, using, marketing and selling Licensed Products, solely within the Licensed Field, in the Territory, with the right to grant sublicenses to Affiliates and Sublicensees.

2.2 UM retains the right to grant to the Howard Hughes Medical Institute ("HHMI") a non-exclusive, irrevocable, royalty-free license, without the right to grant sublicenses, to the Licensed Patents, as required by UM's Patent and Intellectual Property Agreement with HHMI. UM retains the right to use all aspects of the Licensed Patents, and to practice the Licensed Patents by any means, solely for internal research and education purposes.


                       *CONFIDENTIAL TREATMENT REQUESTED

III.     Representations, Warranties, and Covenants

3.1 UM represents and warrants to its knowledge that (i) it is the sole and rightful assignee of the rights of former UM faculty member, Dr. Craig
         B. Thompson during the period of his employment at and by UM for inventive activity occurring within the scope of his employment, and
         (ii) that it has the full right, power and authority to enter into this Agreement and to grant the licenses under Article II hereof.

3.2 Repligen has agreed in the Letter Agreement of February 8, 2000 between the Parties to reimburse to UM the expenses of a mutually agreeable outside counsel to provide the services as described in Paragraph 3 of that Letter Agreement. The expenses of such outside counsel will be fully creditable toward earned royalties under this Agreement, subject to Subsection 8.11 below.

3.3 UM has agreed to join Repligen in certain litigation as described in the Letter Agreement of February 8, 2000 between the Parties, attached hereto as Exhibit D. Repligen shall bear all the expense of such litigation and all such actual documented expenses shall be fifty percent (50%) creditable toward earned royalties payable to UM under this Agreement, subject to Subsection 8.11 below.

IV.      Patent Protection and Validity

4.1 UM (and/or its joint owner in the case of co-owned Licensed Patents) shall control all aspects of prosecuting and maintaining the Licensed Patents. UM shall not voluntarily relinquish its own right as a joint owner to participate in the control of the prosecution and maintenance of the Licensed Patents. UM shall promptly notify Repligen of all information received by UM relating to the prosecution and maintenance of Licensed Patents, including without limitation any lapse, revocation, surrender, invalidation or abandonment of any of the Licensed Patents.

4.2 Repligen agrees to ensure that UM is fully reimbursed for the costs associated with prosecution and maintenance of Licensed Patents in the Licensed Field in accordance with this Agreement and the agreement made November 17, 1999 by and between the Parties and GI and attached hereto as Exhibit A. Repligen acknowledges and agrees that UM is to be reimbursed, in a matter


                       *CONFIDENTIAL TREATMENT REQUESTED
         appropriately apportioned between GI and Repligen, for all expenses of all Licensed Patents. Unless and until otherwise arranged by the Parties and GI, Repligen shall reimburse all expenses related to US Applications 08/314,851, 08/475,741, and 08/385,194 and all related filings (including continuations, foreign equivalents, and resulting patents.

4.3 The Parties acknowledge that UM has paid a third party attorney $44,000 in respect of previously rendered services related to the correction of certain patents within the Licensed Patents and agree that the reimbursement of this expenditure is in dispute. Repligen agrees, immediately upon the execution of this Agreement, to pay to UM 50% of the aforesaid amount. The Parties agree to cooperate in the resolution of the aforesaid dispute.

4.4 Fifty percent (50%) of Repligen's payments and expenses under Subsections 4.2 and 4.3 hereof shall be credited against earned royalties, subject to the limitations of Subsection 8.11, and amounts so credited shall then be deemed recovered.

4.5 In the event either Party shall learn of any potential infringement of a claim of any of the Licensed Patents, that Party shall immediately supply the other Party and GI with written notice of such potential infringement. The right of either Party or of GI to institute and control actions brought for infringement shall be in accordance with the terms and conditions of the License Agreement of May 28, 1992 (as amended by an Agreement dated June 26, 1992 between UM and Repligen, an Amendment dated August 31, 1995 between UM and Repligen, and an Agreement dated August 30, 1995 between UM, Repligen, and GI) and further modified by (i) an Agreement dated November 17, 1999 between UM, Repligen, and GI and attached hereto as Exhibit A, (ii) an Agreement dated June 8, 1999 between UM, Repligen, and GI and attached hereto as Exhibit B, and (iii) an Agreement dated June 8, 1999 between Repligen and GI and attached hereto as Exhibit C.

4.6 In the event either Party shall initiate or carry on legal proceedings to enforce any of the Licensed Patents against an alleged infringer according to the terms and conditions of this Agreement, the other Party shall fully cooperate with, and supply all reasonable assistance requested by, the Party initiating or carrying on such proceedings with all expenses to be borne by the initiating Party.


                       *CONFIDENTIAL TREATMENT REQUESTED
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4.7      Any recovery obtained by either UM or Repligen as the result of legal proceedings initiated and paid for by Repligen to enforce any of the Licensed Patents against an alleged infringer, whether obtained by settlement or otherwise, shall after payment of all otherwise unrecovered expenses attributable to such action paid by Repligen or by UM or by both Repligen and UM, including without limitation fees paid to outside counsel or consultants, and reasonable travel expenses, but not including any part of any UM employee's salary or Repligen employee's salary, be paid 85% to Repligen and 15% to UM. Any recovery obtained as the result of legal proceedings initiated and paid for by UM to enforce any of the Licensed Patents against an alleged infringer in the Licensed Field, whether obtained by settlement or otherwise, shall after payment of all otherwise unrecovered expenses attributable to such action paid by Repligen or by UM or by both Repligen and UM, including without limitation fees paid to outside counsel or consultants, and reasonable travel expenses, but not including any part of any UM employee's salary or Repligen employee's salary, be paid 85% to UM and 15% to Repligen.

4.8 The Parties shall cooperate with one another in gaining any patent term extension that may be applicable to the Licensed Patents in the Licensed Field, any and all filings for any such extension will be made by and at the expense of Repligen after consultation with UM.

V.       Sublicenses

5.1      Repligen shall have the exclusive right under the license granted in
         Article II herein to grant sublicenses to Affiliates and Sublicensees under Licensed Patents, provided:

         (a) Repligen shall notify UM of every sublicense Agreement and each amendment thereto, within thirty (30) days after their execution, and indicate the name of the Sublicensee or Affiliate, territory of the sublicense, scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder;

         (b) All sublicenses shall attach a copy of this Agreement as an exhibit and shall be consistent with the terms of this Agreement;

         (c) All sublicenses shall contain acknowledgements of the University's disclaimer of warranty and limitation on liability as provided by Section 12 below; and

         (d) All sublicenses shall require the Sublicensee or Affiliate to accept duties equivalent to those accepted by Repligen herein in Sections 4, 6, 7, 9, 10, 11, 12, 20, and 24.


                       *CONFIDENTIAL TREATMENT REQUESTED

5.2 Any sublicense granted by Repligen shall provide for its termination upon the termination of this Agreement, provided, however, that a sublicense granted to any Sublicensee may permit such Sublicensee, by written notice to UM within sixty (60) days of the Sublicensee's receipt of written notice of such termination, to elect to continue its sublicense. No such election will be valid unless such Sublicensee agrees in writing at the time of election to assume in respect to UM all of the obligations (including obligation for payment) contained in its sublicense agreement with Repligen and this Agreement.

VI.      Confidentiality

6.1 All technical information of either Party relating to the Licensed Patents or Licensed Products, which is disclosed to the other Party during the term of this Agreement, in a writing marked "CONFIDENTIAL" (or, if initially orally disclosed, is confirmed in writing and designated as "CONFIDENTIAL" within thirty (30) days of such initial disclosure), shall be maintained in confidence by the receiving Party for a period of five (5) years from receipt and shall not be disclosed by the receiving Party during that period to any other person, firm or agency, governmental or private, without the prior written consent of the disclosing Party, except to the extent that the information:

         (a) is known at the time of its receipt as documented in written records, or

         (b)      is properly in the public domain, or

         (c) is subsequently disclosed to the receiving Party by a third party who may lawfully do so, or

         (d) is required to be disclosed to governmental agencies in order to gain approval to sell Licensed Products, or

         (e) is necessary to be disclosed to agents, consultants, Affiliates, Sublicensees and/or other third parties for the research and development and/or marketing of Licensed Products under this Agreement, which entities first agree to be bound by confidentiality obligations contained in this Agreement, or

         (f)      is required to be disclosed by law or by court order.

         (such confidential information to be maintained in confidence under this section is referred to below as "Confidential Information".)


                       *CONFIDENTIAL TREATMENT REQUESTED

6.2 Repligen recognizes that under UM policy, research relating to Licensed Patents or Licensed Products must be publishable, subject to the terms set forth herein. Repligen agrees that UM and HHMI researchers shall be permitted to present their results at symposia, national, or regional professional meetings, and to publish the results in journals, theses, or dissertations, or otherwise of their own choosing, provided, however, that Repligen shall have been furnished copies of any proposed publication or presentation relating to Licensed Patents or Licensed Products at least one month in advance of the submission of such proposed publication or presentation to a journal editor or other third party. Repligen shall have one month after receipt of said copies to object to such proposed presentation or proposed publication because there is patentable subject matter which needs protection or because it contains Confidential Information of Repligen.

6.3 In the event that Repligen makes an objection under 6.2 above, said researcher(s) shall, as the case may be, remove Repligen's Confidential Information from such publication or presentation for a maximum of four
         (4) months from date of receipt of such objection in order for UM or Repligen to file patent application(s) with the United States Patent and Trademark Office or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation.

VII.     Commercialization

7.1 It is understood that Repligen shall be responsible for obtaining any governmental approvals which may be necessary to manufacture and/or sell Licensed Products. If Repligen decides in its sole discretion that it is feasible to manufacture and sell Licensed Products at an acceptable profit, Repligen shall use its best efforts to obtain such government approvals, and upon receipt thereof, to cause Licensed Products to be manufactured and sold. For the purpose hereof, "best efforts" shall mean the usual practice followed by Repligen in pursuing commercialization of its products. In the event Repligen shall breach any covenant set forth in this Section 7.1, UM's sole remedy with respect to such breach shall be to terminate this Agreement under
         Section 13.3.

7.2 Repligen shall keep UM informed in writing of any material developments with respect to Licensed Products. Repligen shall promptly inform UM of any patent applications, or similar


                       *CONFIDENTIAL TREATMENT REQUESTED
         applications, relating to Licensed Products or improvements thereon, filed by or on behalf of Repligen or Affiliates anywhere in the world.

7.3 Repligen covenants to substantially manufacture and require Affiliates and Sublicensees to substantially manufacture within the United States all of their Licensed Products. Where domestic manufacture is not commercially feasible, UM will cooperate with Repligen to obtain appropriate waivers to this requirement from the United States government..

VIII.    Payments and Royalties

8.1 The license rights granted to Repligen herein are subject to Repligen's payment of royalties to UM according to the provisions of this Article VIII.

8.2      Upon execution of this Agreement, Repligen shall (i) pay * to UM, and
         (ii) grant to UM 50,000 warrants to purchase common stock in Repligen Corporation with the exercise price for such warrants to be set as the closing price for RGEN stock averaged over the five days preceeding the execution of this Agreement. Warrants may be exercised at any time up until three years from the date of grant at which point they will expire. The warrant agreement will be in a form mutually acceptable to the Parties and will be completed within 45 days of the execution of this Agreement.

8.3 With respect to each Royalty Quarter, Repligen shall pay UM a royalty equal to * of Repligen's and Affiliates' Net Sales of Licensed Products during such Royalty Quarter.

8.4 With respect to Combination Products, the fair market sales price of the active ingredient(s) of the discrete product(s) which are not themselves Licensed Products shall be subtracted from the selling price used to calculate Net Sales with respect to such Combination Product; provided that in the case of a Combination Product which includes one or more Licensed Products which are also sold in non-Combination Product form, the resulting Net Sales figure upon which UM's


                       *CONFIDENTIAL TREATMENT REQUESTED
         royalty is based shall not be reduced to less than the normal aggregate Net Sales for such Licensed Product(s) when not sold as Combination Product.

8.5 The obligation to pay UM a royalty under this Article VIII is imposed only once with the respect to the same unit of Licensed Product regardless of the number of Valid Claims or Licensed Patents covering the same; however, for purposes of determination of payments due hereunder, whenever the term Licensed Product may apply to a property during various stages of manufacture, use or sale, Net Sales, as otherwise defined shall be derived from the sale, distribution of such Licensed Product by Repligen, Affiliates or Sublicensees, as the case may be, at the stage of its highest invoiced value to unrelated third parties.

8.6 With respect to each Royalty Quarter, Repligen shall pay UM * of any royalties received during such Royalty Quarter by Repligen or Affiliate(s) with respect to Net Sales of Sublicensee(s), and no other royalties with respect to such Net sales of Sublicensee(s). In the event that the royalty received by Repligen is less than * Sublicensee(s) except and unless: (1) license fees are due to BMS from either of Repligen or Repligen's Sublicensee(s) or (2) a royalty-free sublicense has been granted to GI according to Paragraph 4.1 of the Letter Agreement dated November 17, 1999 between the Parties and GI and attached hereto as Exhibit A. In the event that license fees are due to BMS, 50% of said fees shall be deducted from the payments due UM under this Section 8.6, except that under no circumstances shall such deduction result in UM's share being less than *. In the event that a royalty-free sublicense has been granted to GI as described above, no royalty shall be due or payable by Repligen to UM for such sublicense.

8.7 In addition, with respect to each Royalty Quarter, Repligen shall pay to UM * of any upfront or lump sum payments which Repligen or its Affiliates receives during such Royalty Quarter from any Sublicensee in consideration of the grant of its sublicense. For the purpose hereof, upfront or lump sum payments shall not include any payment made to Repligen as a royalty on Net Sales of Sublicensee(s) or any Research Milestone Payment or Clinical Milestone (as hereinafter defined).

8.8 (a) "Research Milestone Payment" means any payment received by Repligen from any Sublicensee which is payable by reason of the attainment of a research or development


                       *CONFIDENTIAL TREATMENT REQUESTED
         objective relating to technology described in Licensed Patent(s) or to Licensed Product(s) themselves. With respect to each Royalty Quarter, Repligen shall pay to UM * of each Research Milestone Payment received during such Royalty Quarter.

         (b) "Clinical Milestone Payment" means any payment received by Repligen from any Sublicensee which is payable by reason of the attainment of a clinical objective relating to one or more Licensed Product(s). With respect to each Royalty Quarter, Repligen shall pay to UM * of each Clinical Milestone Payment received during such Royalty Quarter.

         (c)      Fifty percent (50%) of all amounts paid to UM under this
                  Section 8.8 shall be credited against earned royalties, subject to the limitations contained in Section 8.11.

8.9      (a)      If Repligen is required to pay an unrelated third party a
                  royalty in a given country in order to sell the Licensed
                  Products in that country, then fifty percent (50%) of that royalty will be deducted from the royalty otherwise payable hereunder for Net Sales of such Licensed Products in that country, provided that the royalty thus payable by Repligen shall not be reduced below * of Repligen's or Affiliates' Net
                  Sales of Licensed Products in that country unless Repligen is required to pay Bristol-Meyers Squibb, Inc. a royalty in which case the royalty thus payable by Repligen shall not be reduced below * of Repligen's or Affiliates' Net Sales of Licensed
                  Products in that country. Upon the mutual Agreement of the parties the royalty percentage for a particular Licensed
                  Product may be reduced based on specific indications and associated market size and conditions.

         (b) If Repligen is required to pay a royalty to the United States Navy or to HHMI in order to obtain the exclusive right as to the U.S. Navy or HHMI, to practice any of the patents or patent applications included in Licensed Patents, in a given country, then, in addition to any amounts deducted under subparagraph (a) above, one-hundred percent (100%) of that royalty may be deducted from the royalty otherwise payable hereunder for Net Sales of Licensed Product in that country, provided that: (i) in no event shall the amounts deducted under this subparagraph (b) exceed * of the Net Sales of Licensed Product in that country; and (ii) in no event shall the royalty thus payable by Repligen, after all


                       *CONFIDENTIAL TREATMENT REQUESTED
                  deductions under this subparagraph (b) and subparagraph (a) above, be reduced below * of Repligen's or Affiliates' Net Sales of Licensed Product in that country.

8.10 One year following the execution of this Agreement and thereafter annually, Repligen agrees to pay a minimum royalty of * to UM during the term of this Agreement. All minimum royalties paid for a given year which are in excess of that year's earned royalties shall be credited against future earned royalties otherwise payable under this Agreement, subject to the limitations in Section 8.11.

8.11 Notwithstanding anything to the contrary in this Agreement, the Parties agree that in no event shall the aggregate reduction of earned royalties on account of credits allowed by UM to Repligen under this Agreement in any Royalty Quarter exceed fifty percent (50%) of the earned royalties otherwise payable under this Agreement for such Royalty Quarter. Any credits in excess of these limitations shall be carried forward and applied against earned royalties in subsequent Royalty Quarters until fully credited or until termination of this Agreement. Upon termination of this Agreement, Repligen shall have no right to recover unused credits except to the extent that they may continue to be credited against up to fifty percent (50%) of the royalties payable after termination, subject to the limitations set forth herein.

8.12 If at any time or from time to time an unrelated third party in any country shall, under right of a compulsory license granted or ordered to be granted by a competent governmental authority, manufacture, use or sell any Licensed Product with respect to which royalties shall be payable pursuant to Section 8.3 herein, then Repligen, upon notice to UM and during the period such compulsory license shall be effective, shall have the right to reduce such royalty to UM on each unit of Licensed Product sold in such country to an amount no greater than the amount payable by said third party in consideration of its compulsory license.

8.13 Repligen agrees to refrain from any business dealing relating to Licensed Products in which a significant purpose or result would be to lower UM's share of income or actual income resulting from this Agreement or the sale, use or commercialization of Licensed Products. This Section 8.13 shall not be construed in such a way as to (i) enlarge Repligen's obligations under Section 7.1 or (ii) provide any remedy to UM if Repligen terminates this Agreement under Section 13.4.


                       *CONFIDENTIAL TREATMENT REQUESTED

IX.      Reports

9.1 Within sixty (60) days after the close of each Royalty Quarter during the term of this Agreement (including any Royalty Quarter which closes following any termination of this Agreement), Repligen shall report to UM all royalties or other payments accruing to UM under Article VIII during such Royalty Quarter. Such quarterly reports shall indicate for each Royalty Quarter the gross sales and Net Sales of Licensed Products; such reports shall also indicate the source and amount of all other revenues with respect to which payments are due to UM and the amount of such payments, as well as the various calculations used to arrive at said amounts, including the quantity, description (nomenclature and type designation), country of sale and country of manufacture of Licensed Products. In case no payment is due for any such period, Repligen shall so report.

9.2 Repligen shall keep and it shall cause Affiliates and Sublicensees to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of payments to be made as provided by this Agreement, which records and books shall be open for inspection upon reasonable notice during business hours by either UM auditor(s) or an independent certified accountant selected by UM, except one to whom Repligen has a reasonable objection, for the purpose of verifying the amount of payments due and payable. Said right of inspection may exercised not more than once in any calendar year, but will exist for four (4) years from the date of origination of any such record and this requirement and right of inspection shall survive any termination of this Agreement. UM shall be responsible for all expenses of its auditor(s) or independent accountants associated with such inspection. However, in the event that such inspection reveals an underpayment of royalties to UM in excess of ten percent (10%), then said inspection shall be at Repligen's expense and such underpayment shall become immediately due and payable to UM. If such inspection reveals an overpayment of royalties to UM, at Repligen's election, UM shall promptly reimburse Repligen to the extent of such overpayment or credit such overpayment against Repligen's next royalty payment to UM.

9.3 The reports provided for hereunder shall be certified by an authorized representative of Repligen to be correct to the best of Repligen's knowledge and information.


                       *CONFIDENTIAL TREATMENT REQUESTED

X.       Time and Currencies of Payments

10.1 Payments accrued at the close of each Royalty Quarter shall be due and payable in Ann Arbor, Michigan on the date each quarterly report, provided for under Article IX above, is due and shall be paid in United States dollars. Repligen agrees to make all payments due hereunder to UM by check made payable to the Regents of the University of Michigan and sent by prepaid, certified mail, return receipt requested, to the address set forth in Article XVIII herein.

10.2 On all amounts outstanding and payable to UM, interest shall accrue from the date such amounts are due and payable at a rate of two (2) points above the prime lending rate as established by the Chase Manhattan Bank, N. A. in New York City, New York, or at such lower rate as may be required by law.

10.3 In the case of sales of Licensed Products transacted in foreign currency, such foreign currency shall be converted into its equivalent in United States dollars at the exchange rate of such currency as reported (or if erroneously reported, as subsequently corrected) in the Wall Street Journal on the last business day of the Royalty Quarter during which such payments are received by Repligen, Affiliates or Sublicensees, as the case may be (or if not reported on that date, as quoted by the Chase Manhattan Bank, N.A. in New York City, New York).

10.4 Except as provided in the definition of Net Sales, all royalty payment to UM under this Agreement shall be without deduction for sales, use, excise, personal property or other similar taxes or other duties imposed on such payments by the government of any country or any political subdivision thereof; and any and all such taxes or duties shall be assumed by and paid by Repligen. Repligen shall have no liability for any income taxes levied against UM on account of royalties or other payments received by UM under this Agreement. If laws or regulations require that any such taxes be withheld by Repligen, Repligen shall deduct such taxes from the payment due UM, pay the taxes so withheld to the taxing authority, and send proof of payment to UM within sixty (60) days following such payment.


                       *CONFIDENTIAL TREATMENT REQUESTED

XI.      Product Liability

11.1 Repligen, Affiliates, and Sublicensees assume all risk of damage or injury to persons or property arising out of the clinical testing, manufacture, use, distribution or sale of the Licensed Products by them or authorized by them and shall hold harmless and indemnify UM, its officers and employees from and against any and all personal injury, property damage, product liability or similar claims, losses and liabilities arising out or Repligen's, Affiliates' or Sublicensees' (or any business associated of any of these) clinical testing, manufacture, use, distribution or sale of the Licensed Products, including reasonable attorneys fees and other costs or defense. UM shall, promptly upon receipt of any claim that may be subject to indemnification hereunder, give written notice to Repligen of such claim, and Repligen shall assume the defense thereof, including the employment of counsel reasonably satisfactory to UM. UM shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses thereof shall be at UM's expense. Repligen shall not be liable for any settlement of any such claim, action or proceeding effected without its written consent.

11.2 Repligen shall purchase and maintain, and require Affiliates and Sublicensees to purchase and maintain, in effect a policy of product liability insurance covering all claims with respect to any Licensed Product used, manufactured, sold, licensed or otherwise distributed by Repligen within the term of this Agreement, and shall specify UM as an additional insured. Repligen shall furnish a certificate of such insurance to UM, upon request.

XII.     No Warranty; Limitations of Liability

12.1 EXCEPT AS PROVIDED IN SECTION 3.1, UM MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY REPLIGEN OR AFFILIATES OR SUBLICENSEES OF LICENSED PRODUCT.


                       *CONFIDENTIAL TREATMENT REQUESTED

12.2 THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCT IS ASSUMED BY REPLIGEN AND AFFILIATES AND SUBLICENSEES. In no event shall UM be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits to Repligen, affiliates, sublicensees, users or any other individual or entity regardless of legal theory. The above limitations on liability apply even though UM may have been advised of the possibility of such damage.

12.3 Repligen, Affiliates and Sublicensees shall make no statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity which are inconsistent with any disclaimer or limitation included in this Article XII.

XIII.    Term and Termination

13.1 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except as follows:

         13.1.1 Obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

         13.1.2 The right to complete the manufacture and sale of Licensed Product which qualify as "work in process" under generally accepted cost accounting standards or which are in stock at the date of termination, and the obligation to pay royalties on Net Sales of such Licensed Product;

         13.1.3 Obligation for record keeping and accounting reports for so long as Licensed Product are sold pursuant to Paragraph 13.1.2 above. At such time after termination of this Agreement when sales or other dispositions of Licensed Product have ceased, Repligen shall render a final report and royalty payment, if required;

         13.1.4   UM's rights to inspect books and records as described in
         Article IX;

         13.1.5   Obligations of defense and indemnity under Article XI;


                       *CONFIDENTIAL TREATMENT REQUESTED

         13.1.6 Any cause of action or claim of Repligen or UM accrued or to accrue because of any breach or default by the other Party hereunder;

         13.1.7 All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both Parties.

13.2 This Agreement will become effective on its Effective Date and, unless terminated under another specific provision of this Agreement, will remain in effect until, and terminate upon, the expiration of the last to expire of Licensed Patents.

13.3 Upon any material breach by either Party under this Agreement, the other Party may terminate this Agreement, the other Party may terminate this Agreement by ninety (90) days' written notice to the breaching Party, specifying the material breach, default or other defect. Without limiting the generality of the foregoing, any default by Repligen in the payment of any royalty or the making of any report hereunder, or the insolvency of Repligen shall be deemed to be a material breach. The termination shall become effective at the end of the ninety day period unless the breaching Party cures the breach during the ninety (90) day period.

13.4 Notwithstanding anything in this Agreement to the contrary, Repligen may terminate this Agreement by giving UM a notice of termination, which shall include a statement of the reasons, whatever they may be, for such termination and the termination date established by Repligen, which date shall not be sooner than ninety (90) days after the date of the notice. Such notice shall be deemed by the Parties to be final and, immediately upon receipt of such notice of termination, UM shall have the right to begin negotiations, and enter into Agreements, with others for the manufacture, sale and use of Licensed Product, and may, at its option, disclose to said others any and all information related to Licensed Product which UM, in its sole discretion, deems appropriate, other than information which is subject to confidentiality under any Agreement between UM and Repligen. During the period of time from the notice of termination until termination pursuant to this provision, Repligen shall


                       *CONFIDENTIAL TREATMENT REQUESTED
         continue any efforts ongoing immediately prior to the termination notice to manufacture and sell Licensed Product.

XIV.     Governing Law and Venue

         This Agreement and the relationships between the Parties shall be governed in all respects by the law of the State of Michigan (notwithstanding any provisions governing conflict of laws under such Michigan law to the contrary), except that questions affecting the construction and effect to any patent shall be determined by the law of the country in which the patent has been granted. The Parties understand and expressly agree that any claims, demands, or actions asserted against the Regents of the University of Michigan, its agents or employees, shall be brought in the appropriate court of the State of Michigan.

XV.      Assignment and Non-Pledge for Security

         Due to the unique relationship between the Parties, this Agreement shall not be assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; and any attempt to assign this Agreement without such consent shall be void form the beginning. Notwithstanding the foregoing, Repligen may assign this Agreement without UM's consent to any assignee or purchaser of all or substantially all of Repligen's business provided the intended assignee agrees in writing to accept all of the terms and condition of this Agreement. Further, Repligen shall refrain from pledging any of the license rights granted in this Agreement for security for any creditor.

XVI.     Registration or Recordation

16.1 If the terms of this Agreement, or any assignment of license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which Repligen, Affiliates or Sublicensees would do business, Repligen will, at its expense, undertake such registration or report. Prompt


                       *CONFIDENTIAL TREATMENT REQUESTED
         notice and appropriate verification of the act of registration or report of any agency ruling resulting from it will be supplied by Repligen to UM.

16.2 Any formal recordation of this Agreement or any license herein granted which is required by the law of any country as a prerequisite to enforceability of the Agreement or license in the courts of any such country of for other reasons shall also be carried out by Repligen at its expense, and appropriately verified proof of recordation shall be promptly furnished to UM.

XVII.    Export Laws and Regulations of the United States

17.1 The Export Regulations of the United States Department of Commerce prohibit the exportation from the United States of certain types of technical data and commodities (listed in the Export Administration Regulations), unless the exporter (e.g., Repligen, Affiliates or Sublicensees) has received the required General License or Validated License, whichever is applicable. In addition, the exporter may be required to obtain certain written assurances regarding re-export from the foreign importer for certain types of technical data and commodities. Prior to its engaging in any export activity, Repligen has advised UM that it will receive a copy of the then current Export Administration Regulations of the United States Department of Commerce and will arrange for a subscription under which it will receive Supplementary Bulletins from the United States Department of Commerce upon their issuance. Should the Export Administration Regulations apply to the activities contemplated under this Agreement, Repligen hereby agrees to comply with, and to required Affiliates to comply with, the Export Administration Regulations of the Unites Department of Commerce; and Repligen hereby gives UM the assurances called for in the Export Administration Regulations, including the assurances called for in Part
         779.4 and any successor provisions of such regulations.

17.2 This Agreement shall by subject to all United Stated Government laws and regulations now or hereafter applicable to the subject matter of this Agreement.


                       *CONFIDENTIAL TREATMENT REQUESTED

XVIII.   Notices

         Any notice, request, report, or payment required or permitted to be given or made under this Agreement by any Party shall be given by sending such notice by certified mail, return receipt requested, to the address set forth below or such other address as such party shall have specified by written notice given in conformity herewith. Any notice not so given shall not be valid unless and until actually received, and any notice given in accordance the provisions of this section shall be effective when mailed to:


         Repligen Corporation
         117 Fourth Avenue
         Needham, MA 02194
         Attn: President


         Notice to UM shall be addressed to:
         The University of Michigan
         Technology Management Office
         2071 Wolverine Tower
         3003 S. State Street
         Ann Arbor, Michigan 48109-1280


XIX.     Invalidity

         In the event that any term, provision, or covenant of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, that term will be curtailed, limirted, or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remaining terms, provisions, and covenants shall not in any way be affected or impaired thereby. In the event that the time period of any covenant shall be held unenforceable as a matter of law, said covenant will be interpreted to be effective for an enforceable time period.


                       *CONFIDENTIAL TREATMENT REQUESTED

XX.      Publicity

20.1 Each Party agrees to refrain from using (and in the case of Repligen to require Affiliates and Sublicensees to refrain from using) the name of the other Party in publicity or advertising without the prior written approval of the other Party. Reports in scientific literature and presentations of joint research and development work are not considered publicity. If a Party wishes, but is not legally obligated, to use the name of the other Party in financial disclosures, such Party must obtain prior written approval from the other Party, which approval will not be unreasonably withheld. Any disclosure which is required of a Party by law will not require the prior approval of the other Party.

20.2 Any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be at such time an in such manner as UM and Repligen shall mutually agree, provided that nothing herein shall prevent either Party from making such public announcements as such party's legal obligations require.

XXI.     Bankruptcy

         The parties hereto intend that the Agreement shall not be deemed an executory contract under the United States Bankruptcy Code. If during the term of this Agreement, Repligen shall make an assignment for the benefit of auditors, or if proceedings in voluntary or involuntary bankruptcy shall be instituted in behalf of or against Repligen, and not be dismissed within sixty (60) days after such proceedings are instituted, or if a receiver or trustee shall be appointed for the property of Repligen, UM may, at its option, terminate this Agreement and revoke the license herein granted by written notice to Repligen.

XXII.    Financing Statements

         Repligen agrees to cooperate with UM in the execution and filing (not earlier than 120 days after execution of this Agreement) of financial statements under the Uniform Commercial Code, and


                       *CONFIDENTIAL TREATMENT REQUESTED
         of similar statements, providing notice of this License Agreement, in the United States Patent and Trademark Office, or other federal agency or court as deemed appropriate by UM.

XXIII.   Force Majeure

         No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: act of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any office, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strikes, and lockouts and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

XXIV.    Product Marking

         Repligen agrees to mark, and to require Affiliates and Sublicensees to mark, Licensed Product with the appropriate patent notice as approved by UM, such approval not to be unreasonably withheld.

XXV.     Non-Waiver

         No waiver, other than as agreed to in writing by the Parties, no matter how long continuing or how many times extended, by either Party of a breach of any term or condition of this Agreement shall be considered as a permanent waiver or as an amendment to this instrument.


                       *CONFIDENTIAL TREATMENT REQUESTED

XXVI.    Article Headings

         The Article headings herein are for purposes of convenient reference only and shall not be used to construe or modify the terms written in the text of this Agreement.

XIX.     No Agency Relationship

         Except as clearly and specifically provided under the terms and provisions of this Agreement, neither Party shall be deemed to be an agent of the other in connection with the exercise of any right or authority to assume or create any obligations or responsibility on behalf of the other.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                                              FOR THE REGENTS OF

FOR REPLIGEN CORPORATION                      The UNIVERSITY OF MICHIGAN


BY/s/Daniel P. Witt, Ph.D.                     By /s/Marvin G. Parnes
---------------------------------
                  Daniel P. Witt, Ph.D.        Associate Vice President
                  Vice President               Interim Director,
                  Busisness Development        Technology Management Office

      Date   7/24/00                           Date   7/25/00
             -------                                  -------


                       *CONFIDENTIAL TREATMENT REQUESTED